FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS RECORD SALES FOR FISCAL 2005 FIRST QUARTER

AKRON, Ohio — January 5, 2005 — A. Schulman Inc. (Nasdaq: SHLM) announced today that net sales for the first fiscal quarter ended November 30, 2004 were the highest first-quarter revenues in the Company’s history. Net sales were $363.1 million, an increase of $65.4 million or 22% over sales of $297.8 million for the comparable quarter last year. Tonnage was up 5.7% and the translation of foreign currencies, primarily the Euro, increased sales by $23.5 million or 7.9%. Higher prices and changes in product mix accounted for 8.4% of the increase in sales.

Net income for the fiscal 2005 first quarter was $7,015,000 or $0.23 per diluted share, compared with net income of $9,544,000 or $0.32 per diluted share for the first quarter last year. Net income was down from a year ago primarily because of higher operating expenses and an increase in the effective tax rate. The translation effect of the weaker U.S. dollar increased net income by $1,227,000 or $0.04 per share. However, this increase from translation was offset by pretax foreign currency transaction losses of $2.3 million, including $1.9 million from the Company’s North American operations.

European Operations
Sales in the Company’s European operations were $255.6 million, an increase of $62.1 million or 32% over last year. Tonnage was up 13.9% with merchant and distribution activities providing 80% of the increase. Sales were up 12%, or $23.3 million, due to the translation effect of currencies and up 6.2% from higher prices and changes in product mix.

Income before interest and taxes was $18.3 million, an increase of $855,000 or 4.9% over last year. The translation effect of currencies increased income by $1.2 million. Gross profit margin was 16.2% compared with 17.9% last year. Manufacturing margins were flat, but margins declined in the Company’s merchant and distribution activities.

North American Operations
Sales in North America were $107.5 million or 3.1% higher than last year. Tonnage declined 7.9%, but higher prices and changes in product mix increased sales by 10.8%. Tonnage was down due to loss of business that would not accept the Company’s price increases resulting from the higher costs of raw materials. Gross profit margin was 11.3% compared with 11.8% last year.

For the quarter, the loss before interest, restructuring and taxes was $3,898,000 compared with a loss of $580,000 in the same quarter last year. The major reasons for the higher loss were a $1.4 million increase in selling, general and administrative expenses, and foreign currency transaction losses of $1.9 million. The increase in selling, general and administrative expenses was primarily due to increased compensation, higher benefit expenses, and additional costs for insurance and Sarbanes-Oxley implementation.

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Effective Tax Rate
The effective tax rate for the fiscal 2005 first quarter was 48.2% compared with 40.9% for the first quarter last year. The effective rate was higher than the statutory rate of 35% because no tax benefits have been recognized on losses in the United States. In addition, due to a change in German tax law on September 1, 2004, A. Schulman incurred additional tax costs of approximately $1 million. The Company implemented changes in the first quarter that will mitigate the effect of the increase in taxes for Germany.

Re-election of Directors
At the Company’s annual meeting in December 2004, stockholders re-elected Terry L. Haines, Dr. Paul Craig Roberts, James A. Karman and Joseph M. Gingo to three-year terms as directors.

Business Overview
“Results for the first quarter were disappointing as the business environment remains difficult and it continues to be a challenge to pass on higher raw material costs through increases in selling prices,” said Terry L. Haines, president and chief executive officer.

A. Schulman’s fiscal second quarter is historically weaker than the preceding quarter due to the effect of the December holiday season. Currently, the Company’s order level in Europe is good for January, but there is weakness in the North American market, especially in the automotive industry, where inventories are high in relation to customer demand.

“We continue to monitor our costs throughout our operations and are committed to taking actions that will enable A. Schulman to compete effectively in the global marketplace,” Haines said.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2005 first-quarter earnings can be accessed at 9 a.m. Eastern time on Thursday, January 6, 2005, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 14 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2004 were a record $1.24 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently

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available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended
	November 30, 2004	November 30, 2003
	(Unaudited)
Net Sales	$363,142,000	$297,757,000
Interest and Other Income	387,000	492,000

	363,529,000	298,249,000

Cost of Sales	309,506,000	250,888,000
Other Costs and Expenses	40,279,000	31,213,000
Restructuring Expense — N. America	204,000	—

	349,989,000	282,101,000

Income Before Taxes	13,540,000	16,148,000
Provision for U.S. and Foreign Income Taxes	6,525,000	6,604,000

Net Income	$7,015,000	$9,544,000

Weighted Average Number of Shares Outstanding:
Basic	30,539,820	29,769,334
Diluted	31,052,653	30,040,368
Earnings per Share:
Basic	$0.23	$0.32
Diluted	$0.23	$0.32

Condensed Balance Sheet

	November 30, 2004	August 31, 2004
	(Unaudited)
Assets
Current Assets	$596,960,000	$522,430,000
Other Assets	25,178,000	24,960,000
Net Property, Plant and Equipment	183,714,000	176,706,000

	$805,852,000	$724,096,000

Liabilities and Stockholders’ Equity
Current Liabilities	$203,110,000	$164,136,000
Long-Term Debt	49,283,000	49,679,000
Deferred Credits and Other Long-Term Liabilities, Etc.	81,202,000	75,044,000
Stockholders’ Equity	472,257,000	435,237,000

	$805,852,000	$724,096,000

Supplemental Segment Information (Unaudited)

	North America	Europe	Other	Consolidated
Three months ended November 30, 2004:
Sales to unaffiliated customers	$107,543,000	$255,599,000	$—	$363,142,000

Gross profit	$12,120,000	$41,516,000	$—	$53,636,000

Income (loss) before interest, restructuring and taxes	$(3,898,000)	$18,302,000	$—	$14,404,000
Interest expense, net	—	—	(660,000)	(660,000)
Restructuring expense — N. America	(204,000)	—	—	(204,000)

Income (loss) before taxes	$(4,102,000)	$18,302,000	$(660,000)	$13,540,000

Three months ended November 30, 2003:
Sales to unaffiliated customers	$104,273,000	$193,484,000	$—	$297,757,000

Gross profit	$12,263,000	$34,606,000	$—	$46,869,000

Income (loss) before interest and taxes	$(580,000)	$17,447,000	$—	$16,867,000
Interest expense, net	—	—	(719,000)	(719,000)

Income (loss) before taxes	$(580,000)	$17,447,000	$(719,000)	$16,148,000